CERTIFIED TO BE A TRUE COPY

SOLICITOR FOR THE COMPANY

Number: BC0751975

BRITISH COLUMBIA

CERTIFICATE
OF
INCORPORATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that WESTERN COPPER CORPORATION was incorporated under the Business Corporations Act on March 17, 2006 at 02:21 PM Pacific Time.

Issued under my hand at Victoria, British Columbia
On March 17, 2006

RON TOWNSHEND
Registrar of Companies
Province of British Columbia
Canada